                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62978

                              THE SHAW GROUP INC.

                       LIQUID YIELD OPTION NOTES DUE 2021
                            (ZERO COUPON -- SENIOR)
                                      AND
                                 COMMON STOCK,
                                  NO PAR VALUE

                             ---------------------

     This prospectus relates to the offering for resale of The Shaw Group Inc.'s Liquid Yield Option Notes ("LYONs") due 2021 and the shares of our common stock issuable upon conversion of the LYONs. In this prospectus, the terms "Shaw," "we," or "us" will each refer to The Shaw Group Inc. The LYONs were offered to qualified institutional buyers, as defined in, and in reliance on, Rule 144A under the Securities Act, in transactions exempt from, or not subject to, the registration requirements of the Securities Act, through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). This prospectus will be used by selling securityholders to resell their LYONs and shares of our common stock issuable upon conversion of their LYONs. We will not receive any proceeds from sales by the selling securityholders.

     We are a Louisiana corporation. Our principal offices are located at 8545 United Plaza Boulevard, Baton Rouge, Louisiana 70809, and our telephone number is (225) 932-2500.

     We issued the LYONs in a private placement on May 1, 2001 at an issue price of $639.23 per LYON per $1,000 (63.923% of the principal amount at maturity). We will not pay interest on the LYONs prior to maturity. Instead, on May 1, 2021, the maturity date of the LYONs, a holder will receive $1,000 per LYON. The issue price of each LYON represents a yield to maturity of 2.25% per year, calculated from May 1, 2001. The LYONs are our unsecured obligations and rank equally with our existing and future unsecured senior indebtedness.

                          CONVERTIBILITY OF THE LYONS:

     Holders may convert their LYONs at any time on or before the maturity date, unless the LYONs have been redeemed or purchased previously, into 8.2988 shares of common stock of Shaw per LYON. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount. The common stock currently trades on the New York Stock Exchange under the symbol "SGR." The closing price of the common stock on the New York Stock Exchange was $39.50 per share on July 11, 2001.

           PURCHASE OF THE LYONS BY SHAW AT THE OPTION OF THE HOLDER:

     Holders may require us to purchase all or a portion of their LYONs on May 1, 2004 at a price of $683.61 per LYON, on May 1, 2006 at a price $714.90 per LYON, on May 1, 2011 at a price of $799.52 per LYON, or on May 2016 at a price of $894.16 per LYON. We may choose to pay the purchase price of such LYONs in cash or common stock or a combination of cash and common stock. In addition, if a change in control of Shaw occurs on or before May 1, 2006, each holder may require us to purchase for cash all or a portion of such holder's LYONs.

                     REDEMPTION OF THE LYONS AT OUR OPTION:

     We may redeem for cash all or a portion of the LYONs at any time on or after May 1, 2006, at a price equal to the sum of the issue price and accrued original issue discount of such LYONs on the redemption date.

                             ---------------------

      INVESTING IN THE LYONS OR OUR COMMON STOCK INVOLVES RISKS. PLEASE READ CAREFULLY THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 .

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 July 12, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Where You Can Find More Information.........................   ii
Special Note Regarding Forward-Looking Information..........  iii
Summary.....................................................    1
Risk Factors................................................    4
Ratio of Earnings to Fixed Charges..........................    5
Use of Proceeds.............................................    5
Description of the LYONs....................................    6
Description of Capital Stock................................   20
United States Federal Income Tax Considerations.............   25
Selling Securityholders.....................................   31
Plan of Distribution........................................   33
Legal Matters...............................................   34
Experts.....................................................   34


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

    Public Reference Room         Northeast Regional Office        Midwest Regional Office
    450 Fifth Street, N.W.           7 World Trade Center              Citicorp Center
          Room 1024                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference into this prospectus the following documents filed by us with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended August, 2000;

     - Our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2000 and February 28, 2001;

     - Our Current Reports on Form 8-K filed with the SEC on July 28, 2000 (as amended by Form 8-K/A filed on September 13, 2000), September 19, 2000, October 13, 2000 and May 11, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A dated September 26, 1996 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     We will provide a copy of these filings and any exhibits specifically incorporated by reference in these filings and a copy of the indenture and registration rights agreement referred to herein at no cost upon written or oral request directed to us at the following address and telephone number: The Shaw Group Inc., 8545 United Plaza Boulevard, Baton Rouge, Louisiana, 70809, (225) 932-2500.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this offering memorandum, including statements regarding our future financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Although we believe that our expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct. Risks, uncertainties, and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

     - the demand for additional power generation capacity and services is vulnerable to changes in the economy;

     - the acquisition of Stone & Webster may result in working capital requirements in excess of borrowing capacity;

     - the dollar amount of our backlog as stated at any given time, is not necessarily indicative of our future revenues or earnings;

     - the amount of business which will be awarded to us as a result of our relationships with General Electric and EntergyShaw;

     - our estimated cost savings associated with the Stone & Webster acquisition may not be achieved;

     - political and economic conditions in countries in which we operate could adversely affect us; and

     - our projects expose us to potential liability and warranty claims, including liability for design failures and related environmental damages.

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this offering memorandum might not occur.

                                    SUMMARY

THE COMPANY

     The Shaw Group Inc. is the world's only vertically-integrated provider of complete piping systems and comprehensive engineering, procurement, and construction services to the power generation industry. Shaw is the largest supplier of fabricated piping systems in the United States and a leading supplier worldwide, having installed piping systems in power plants with an aggregate generation capacity in excess of 200,000 megawatts. While the majority of Shaw's backlog is attributable to the power generation industry, the Company also does work in the process industries, including petrochemical, chemical and refining, and the environmental and infrastructure sector. The Company currently has offices and operations in North America, South America, Europe, the Middle East, and Asia-Pacific.

     We are a Louisiana corporation. Our principal offices are located at 8545 United Plaza Boulevard, Baton Rouge, Louisiana 70809, and our telephone number is (225) 932-2500.

     Additional information concerning our company is included in the reports and other documents incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information."

TERMS OF THE LYONS

LYONs...............................     $790,000,000 aggregate principal amount
                                         at maturity of LYONs due May 1, 2021.
                                         We will not pay any interest on the
                                         LYONs prior to maturity. Each LYON was
                                         issued at a price of $639.23 per LYON
                                         and will have a principal amount at
                                         maturity of $1,000.

Maturity of the LYONs...............     May 1, 2021.

Yield to Maturity of LYONs..........     2.25% per year, computed on a
                                         semiannual bond equivalent basis and
                                         calculated from May 1, 2001.

Original Issue Discount.............     We offered our LYONs at an issue price
                                         significantly below the principal
                                         amount at maturity of the LYONs. This
                                         original issue discount accrues daily
                                         at a rate of 2.25% per year beginning
                                         on the date of issuance of the LYONs,
                                         calculated on a semiannual bond
                                         equivalent basis at the yield to
                                         maturity of the LYONs, using a 360-day
                                         year comprised of twelve 30-day months.

                                         You should be aware that, although we
                                         will not pay interest on the LYONs,
                                         U.S. holders must include original
                                         issue discount, as it accrues, in their
                                         gross income for United States federal
                                         income tax purposes. See "Certain
                                         United States Federal Income Tax
                                         Consequences."

Conversion Rights...................     Holders may convert all or a portion of
                                         the LYONs at any time on or before the
                                         maturity date, unless the LYONs have
                                         been redeemed or purchased previously.
                                         For each LYON converted, we will
                                         deliver 8.2988 shares of our common
                                         stock. The conversion rate may be
                                         adjusted for certain reasons, but will
                                         not be adjusted for accrued original
                                         issue discount. Upon conversion, the
                                         holder will not receive any cash
                                         payment representing accrued original
                                         issue discount;

                                         accrued original issue discount will be
                                         deemed paid by the shares of common
                                         stock received by the holder of LYONs
                                         on conversion.

Ranking.............................     The LYONs are unsecured obligations and
                                         rank equal in right of payment to all
                                         of our other unsecured and
                                         unsubordinated indebtedness. The LYONs
                                         are effectively subordinated to our
                                         secured indebtedness to the extent of
                                         the security. At February 28, 2001, we
                                         had $15.0 million of secured
                                         indebtedness outstanding and $11.2
                                         million of other liabilities
                                         outstanding. Also, the LYONs will be
                                         structurally subordinated to the
                                         indebtedness and other liabilities,
                                         including trade payables, of our
                                         subsidiaries. At February 28, 2001, our
                                         subsidiaries had $525.3 million of
                                         total liabilities outstanding.

Sinking Fund........................     None.

Redemption of LYONs at Our Option...     We may redeem for cash all or a portion
                                         of the LYONs at any time on or after
                                         May 1, 2006, at redemption prices equal
                                         to the sum of the issue price and
                                         accrued original issue discount for the
                                         LYONs on the applicable redemption
                                         date.

Purchase of the LYONs by Shaw at the
Option of the Holder................     Holders may require us to purchase all
                                         or a portion of their LYONs on each of
                                         the following dates at the following
                                         prices, which are equal to the sum of
                                         the issue price and accrued original
                                         issue discount for the LYONs on such
                                         dates:

                                         - on May 1, 2004 at a price of $683.61
                                           per LYON;

                                         - on May 1, 2006 at a price of $714.90
                                           per LYON;

                                         - on May 1, 2011 at a price of $799.52
                                           per LYON; and

                                         - on May 1, 2016 at a price of $894.16
                                           per LYON.

                                         We may pay the purchase price in cash
                                         or shares of our common stock or in a
                                         combination of cash and shares of our
                                         common stock. However, our ability to
                                         purchase the LYONs for cash may be
                                         limited under our existing credit
                                         facilities.

Change in Control...................     Upon a change in control of Shaw
                                         occurring on or before May 1, 2006, the
                                         holders may require us to purchase for
                                         cash all or a portion of their LYONs at
                                         a price equal to the sum of the issue
                                         price and accrued original issue
                                         discount for the LYONs on the date of
                                         purchase. However, our ability to
                                         purchase the LYONs for cash may be
                                         limited under our existing credit
                                         facilities.

Optional Conversion to Semiannual
Coupon Notes upon Tax Event.........     From and after the occurrence of a Tax
                                         Event, at our option, interest in lieu
                                         of future accrued original issue
                                         discount will accrue on each LYON from
                                         the option exercise date at 2.25% per
                                         year on the restated
                                         principal amount and will be payable
                                         semiannually. In such event, the
                                         redemption price, purchase price, and
                                         change in control purchase price will
                                         be adjusted, as described herein.
                                         However, there will be no change in the
                                         holder's conversion rights.

DTC Eligibility.....................     The LYONs were issued in fully
                                         registered book-entry form and are
                                         represented by several permanent global
                                         LYONs without coupons, deposited with a
                                         custodian for and registered in the
                                         name of a nominee of The Depository
                                         Trust Company in New York, New York.
                                         Beneficial interests in global LYONs
                                         will be shown on, and transfers thereof
                                         will be effected only through, records
                                         maintained by DTC and its direct and
                                         indirect participants, and your
                                         interest in any global LYON may not be
                                         exchanged for certificated LYONs,
                                         except in limited circumstances
                                         described herein.

Use of Proceeds.....................     We will not receive any of the proceeds
                                         from the sale of LYONs or the common
                                         stock contemplated by this prospectus.

Trading.............................     We do not intend to list the LYONs on
                                         any national securities exchange. The
                                         LYONs are eligible for trading on
                                         PORTAL(SM). Our common stock is traded
                                         on the New York Stock Exchange under
                                         the symbol "SGR."

                                  RISK FACTORS

     You should consider carefully and evaluate all of the information contained in and incorporated by reference into this prospectus, including the risk factors set forth below, before making an investment decision and, in particular, should consider the information set forth under the caption "Risk Factors" in Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2000 incorporated by reference in this prospectus.

THE LYONS ARE EFFECTIVELY SUBORDINATED TO ANY SECURED INDEBTEDNESS OF SHAW AND STRUCTURALLY SUBORDINATED TO INDEBTEDNESS OF OUR SUBSIDIARIES.

     The LYONs are unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The LYONs are effectively subordinated to our secured indebtedness to the extent of the security. Our $300 million revolving credit facility is guaranteed by our domestic subsidiaries and is secured by, among other things, (i) the pledge of the capital stock of our domestic subsidiaries, (ii) the pledge of 66% of the capital stock of our foreign subsidiaries, and (iii) a security interest in all of our property and the property of our subsidiaries (except real estate and equipment). At February 28, 2001, we had $15.0 million of secured indebtedness outstanding and $11.2 million of other liabilities outstanding. If we default on the LYONs, become bankrupt, liquidate, or reorganize, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the LYONs. If the value of such collateral is not sufficient to pay any secured indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us which rank equally with the LYONs. In addition, the LYONs are structurally subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. At February 28, 2001, our subsidiaries had $525.3 million of total liabilities outstanding.

WE MAY NOT BE ABLE TO REPURCHASE LYONS WHEN WE ARE REQUIRED TO DO SO.

     On May 1, 2004, May 1, 2006, May 1, 2011, and May 1, 2016 or if specified change in control events occur on or prior to May 1, 2006, each holder of the LYONs will have the right to require us, subject to certain conditions, to purchase all or any part of that holder's LYONs. Please read "Description of the LYONs -- Purchase of LYONs at the Option of the Holder" and "-- Change in Control Permits Purchase of LYONs by Shaw at the Option of the Holder." In connection with specified change in control events, we may be required to purchase the LYONs, and, prior to purchasing the LYONs on the dates specified above, we will be required to obtain consents from the lenders under our other debt arrangements to permit the repurchase. If we cannot purchase that debt or are unable to obtain the consents necessary under those debt arrangements, we may not be able to purchase the LYONs. Also, we may not have sufficient funds available or be able to obtain the financing necessary to make any of the debt payments, including purchases of the LYONs, described above.

     If we are required to purchase the LYONs and we are unable to obtain the consent of our banks or did not have the funds or financing available to make the debt payments, including purchases of the LYONs, an event of default would be triggered under the indenture governing the LYONs and certain other debt instruments. Each of these defaults could have a material adverse effect on us and the holders of the LYONs.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE LYONS.

     There is no established trading market for the LYONs. We have no plans to list the LYONs on a securities exchange. We have been advised by Merrill Lynch that it presently makes a market in the LYONs; however, Merrill Lynch is not obligated to do so. Any market making activity may be discontinued at any time, for any reason, without notice. If Merrill Lynch ceases to act as a market maker for the LYONs for any reason, we cannot assure you that another firm or person will make a market in the LYONs. The liquidity of any market for the LYONs will depend upon the number of holders of the LYONs, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the LYONs and other factors. An active or liquid trading market may not continue for the LYONs.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Shaw for each of the fiscal years 1996 through 2000 and for the six-month period ended February 28, 2001.

                                                  YEAR ENDED AUGUST 31,
                                             --------------------------------    SIX MONTHS ENDED
                                             1996   1997   1998   1999   2000   FEBRUARY 28, 2001
                                             ----   ----   ----   ----   ----   ------------------
Ratio of earnings to fixed charges.........  2.79   3.50   3.10   3.12   3.80          3.00

     The ratio of earnings to fixed charges is based on continuing operations. "Earnings" is determined by adding (a) the pre-tax income of Shaw and its majority owned subsidiaries and (b) fixed charges, net of interest capitalized. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of debt discount and expense, and an estimate of that portion of rentals considered to be representative of the interest factor.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the LYONs or the common stock contemplated by this prospectus. See "Selling Securityholders" for a list of those entities receiving proceeds from the sale of the LYONs or the underlying common stock.

                            DESCRIPTION OF THE LYONS


     We issued the LYONs under an indenture, dated as of May 1, 2001, between us and United States Trust Company of New York, as trustee. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture, which we urge you to read because they define your rights as a LYONs holder. As used in this description of the LYONs, the words "we," "us," "our," or "Shaw" refer only to Shaw and do not include any current or future subsidiary of Shaw.


GENERAL

     The LYONs are limited to $790,000,000 aggregate principal amount at maturity. The LYONs will mature on May 1, 2021. The principal amount at maturity of each LYON will be $1,000. The LYONs will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

     The LYONs were offered at a substantial discount from their $1,000 principal amount at maturity. The LYONs were issued at an issue price of $639.23 per LYON. We will not make periodic payments of interest on the LYONs. However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and principal amount at maturity of a LYON. Original issue discount will accrue at a rate of 2.25% per year, beginning on the date of original issuance of the LYONs. The calculation of the accrual of original issue discount will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

     Original issue discount will cease to accrue on a LYON upon its maturity, conversion, purchase by us at the option of a holder, or redemption. We may not reissue a LYON that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange, or replacement of such LYON.

     LYONs may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of LYONs. However, we may require the holder to pay any tax, assessment, or other governmental charge payable as a result of such transfer or exchange.

RANKING OF THE LYONS

     The LYONs are unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The LYONs are effectively subordinated to our secured indebtedness to the extent of the security. Also, the LYONs are structurally subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. Our $300 million revolving credit facility is guaranteed by our domestic subsidiaries and is secured by, among other things, (a) the pledge of the capital stock of our domestic subsidiaries, (b) the pledge of 66% of the capital stock of our foreign subsidiaries, and (c) a security interest in all of our property and the property of our subsidiaries (except real estate and equipment). At February 28, 2001, we had $15.0 million of secured indebtedness outstanding and $11.2 million of other liabilities outstanding. At February 28, 2001, our subsidiaries had $525.3 million of total liabilities outstanding.

CONVERSION RIGHTS

     A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into shares of our common stock at any time before the close of business on May 1, 2021. However, a holder may convert a LYON only until the close of business on the redemption date if we call a LYON for redemption. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYONs may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     The conversion rate is 8.2988 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash equal to the applicable portion of the then current sale price of our common stock on the trading day immediately preceding the conversion date.

     To convert a LYON into shares of our common stock, a holder must:

     - complete and manually sign a conversion notice, a form of which is on the back of the LYON, and deliver the conversion notice to the conversion agent;

     - surrender the LYON to the conversion agent;

     - if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

     - if required, pay all transfer or similar taxes.

     On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount. Delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment of such holder's fractional shares, will be deemed:

     - to satisfy our obligation to pay the principal amount at maturity of the LYON; and

     - to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date.

As a result, accrued original issue discount is deemed paid in full rather than cancelled, extinguished, or forfeited.

     If semiannual interest is payable to holders of LYONs due to the occurrence of a Tax Event and such LYONs are converted after a record date and prior to the next interest payment date for the LYONs, holders of such LYONs on the record date will receive the semi-annual interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion and such LYONs upon surrender must be accompanied by funds equal to the amount of semiannual interest payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

     The conversion rate will not be adjusted for accrued original issue discount. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering LYONs for conversion, see "Certain United States Federal Income Tax Consequences -- U.S. Holders -- Sale, Exchange, Conversion, or Redemption."

     We will adjust the conversion rate for:

     - dividends or distributions on our common stock payable in our common stock or other capital stock of Shaw;

     - subdivisions, combinations, or certain reclassifications of our common stock;

     - distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the then current sale price; and

     - distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of a subsidiary) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of our common stock on the day preceding the date of declaration of such dividend or other distribution).

     However, no adjustment to the conversion rate need be made if holders of the LYONs may participate in the transaction without conversion or in certain other cases.

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

     In addition, the indenture provides that upon conversion of the LYONs, the holders of such LYONs will receive, in addition to the shares of common stock issuable upon such conversion, any rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

     - the issuance of the rights;

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of such rights in accordance with any rights agreement; or

     - the termination or invalidation of the rights.

     The indenture permits us to increase the conversion rate from time to time.

     Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend upon:

     - a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

     - an increase in the conversion rate at our discretion; or

     - failure to adjust the conversion rate in some instances.

     See "Certain United States Federal Income Tax Consequences -- U.S. Holders -- Constructive Dividend."

     If we are a party to a consolidation, merger, or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into shares of our common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Shaw or another person which the holder would have received if the holder had converted the holder's LYON immediately prior to the transaction.

REDEMPTION OF LYONS AT OUR OPTION

     No sinking fund is provided for the LYONs. Prior to May 1, 2006, we cannot redeem the LYONs at our option. Beginning on May 1, 2006, we may redeem the LYONs for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of LYONs.

     If redeemed at our option, the LYONs will be redeemed at a price equal to the sum of the issue price and accrued original issue discount on such LYONs as of the applicable redemption date. The table below shows the redemption prices of a LYON on May 1, 2006, at each May 1 thereafter prior to maturity and at maturity on May 1, 2021. In addition, the redemption price of a LYON that is redeemed between the dates listed below would include an additional amount reflecting the additional accrued original issue discount that has accrued on such LYON since the immediately preceding date in the table below.

                                                                   (2)
                                                         (1)     ACCRUED
                                                        LYON     ORIGINAL       (3)
                                                        ISSUE     ISSUE      REDEMPTION
REDEMPTION PRICE                                        PRICE    DISCOUNT   PRICE(1)+(2)
----------------                                       -------   --------   ------------
May 1,
  2006...............................................  $639.23   $ 75.67     $  714.90
  2007...............................................   639.23     91.84        731.07
  2008...............................................   639.23    108.38        747.62
  2009...............................................   639.23    125.30        764.53
  2010...............................................   639.23    142.60        781.83
  2011...............................................   639.23    160.29        799.52
  2012...............................................   639.23    178.38        817.61
  2013...............................................   639.23    196.88        836.11
  2014...............................................   639.23    215.80        855.03
  2015...............................................   639.23    235.14        874.37
  2016...............................................   639.23    254.93        894.16
  2017...............................................   639.23    275.16        914.39
  2018...............................................   639.23    295.85        935.08
  2019...............................................   639.23    317.01        956.24
  2020...............................................   639.23    338.64        977.87
  At stated maturity.................................   639.23    360.77      1,000.00

     If we convert the LYONs to semiannual coupon notes following the occurrence of a Tax Event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the LYONs be redeemed prior to May 1, 2006. For more information on this optional conversion, see "-- Optional Conversion to Semiannual Coupon Notes upon Tax Event."

     If less than all of the outstanding LYONs are to be redeemed, the trustee will select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

     On the purchase dates of May 1, 2004, May 1, 2006, May 1, 2011, and May 1, 2016, we may, at the option of the holder, be required to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

     The purchase price of a LYON will be:

     - $683.61 per LYON on May 1, 2004;

     - $714.90 per LYON on May 1, 2006;

     - $799.52 per LYON on May 1, 2011; and

     - $894.16 per LYON on May 1, 2016.

     The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount on such LYONs as of the applicable purchase date.

     We may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Certain United States Federal Income Tax Consequences -- U.S.
Holders -- Sale, Exchange, Conversion, or Redemption."

     If prior to a purchase date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the purchase date. For more information on this optional conversion, see "-- Optional Conversion to Semiannual Coupon Notes upon Tax Event."

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - the amount of the purchase price;

     - whether we will pay the purchase price of LYONs in cash or shares of common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in shares of common stock, the method of calculating the market price of the common stock; and

     - the procedures that holders must follow to require us to purchase their LYONs.

     The purchase notice given by each holder electing to require us to purchase LYONs shall state:

     - the certificate numbers of the holder's LYONs to be delivered for purchase;

     - the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

     - that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

          (1) to withdraw the purchase notice as to some or all of the LYONs to which it relates, or

          (2) to receive cash in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

     If the purchase price for the LYONs subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in shares of common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such LYONs unless such holder has properly notified us of its election to withdraw the purchase notice. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Certain United States Federal Income Tax Consequences -- U.S. Holders -- Sale, Exchange, Conversion, or Redemption."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the LYONs being withdrawn; and

     - the principal amount at maturity, if any, of the LYONs that remains subject to the purchase notice.

     If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

     We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Certain United States Federal Income Tax Consequences -- U.S. Holders -- Sale, Exchange, Conversion, or Redemption."

     The market price of our common stock shall be an amount equal to the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence. See "-- Conversion Rights" for a description of the manner in which the sales price of our common stock is determined.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website.

     Our right to purchase LYONs, in whole or in part, with shares of our common stock is subject to our satisfying various conditions, including:

     - listing the common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

     - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs of the holder entirely in cash. See "Certain United States Federal Income Tax Consequences -- U.S. Holders -- Sale, Exchange, Conversion, or Redemption." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     Payment of the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made as soon as practicable following the later of the purchase date or the time of delivery of the LYON.

     If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and accrued original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

     No LYONs may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the purchase price with respect to such LYONs.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS BY SHAW AT THE OPTION OF THE HOLDER

     In the event of a change in control occurring on or prior to May 1, 2006, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

     We will be required to purchase the LYONs as of a date no later than 35 business days after the occurrence of such change in control at a cash price equal to the sum of the issue price and accrued original issue discount on such LYON on such date of purchase.

     If prior to such date of purchase upon a change in control the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, we will be required to purchase the notes at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to such date of purchase.

     Within 15 days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

     - the events causing a change in control;

     - the date of such change in control;

     - the last date on which the purchase right may be exercised;

     - the change in control purchase price;

     - the change in control purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate and any adjustments to the conversion rate resulting from such change in control;

     - that LYONs with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

     - the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

     - the certificate numbers of the LYONs to be delivered by the holder;

     - the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     - that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

     Any such change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice; and

     - the certificate numbers of the LYONs being withdrawn,

     Payment of the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

     If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, accrued original issue discount on the LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

     Under the indenture, a "change in control" of Shaw is deemed to have occurred at such time as:

     - any person, including its affiliates and associates, other than Shaw, its subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange
       Act) disclosing that such person has become the beneficial owner of 50% or more of the aggregate voting power of our common stock and other capital stock with equivalent voting rights, or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

     - there shall be consummated any consolidation or merger of Shaw pursuant to which the common stock would be converted into cash, securities, or other property, in each case other than a consolidation or merger of Shaw in which the holders of our common stock and other capital stock with equivalent voting rights, immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.

     The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

     In connection with any purchase offer in the event of a change in control, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     The change in control purchase feature of the LYONs may, in certain circumstances, make more difficult or discourage a takeover of Shaw. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

     - to accumulate shares of common stock;

     - to obtain control of us by means of a merger, tender offer, solicitation, or otherwise; or

     - part of a plan by management to adopt a series of anti-takeover provisions.

     Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch, Pierce, Fenner & Smith Incorporated and us.

     We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

     No LYONs may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

EVENTS OF DEFAULT AND ACCELERATION

     The following are events of default under the indenture:

     - default in the payment of any principal amount (including accrued original issue discount and, if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount) at maturity, redemption price, purchase price, or change in control purchase price due with respect to the LYONs;

     - default in payment of any interest which becomes payable after the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, which default continues for 30 days;

     - our failure to comply with any of our other agreements in the LYONs or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the LYONs, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

     - default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million, and such acceleration has not been rescinded or annulled within a period of 10 days after written notice to Shaw by the trustee or to Shaw and the trustee by the holders of at least 25% in principal amount at maturity of the LYONs; or

     - certain events of bankruptcy, insolvency, or reorganization affecting
       Shaw.

     If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the LYONs plus the original issue discount accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

MERGERS AND SALES OF ASSETS

     The indenture provides that we may not consolidate with or merge into any person or convey, transfer, or lease our properties and assets substantially as an entity to another person, unless:

     - the resulting, surviving, or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such corporation (if other than us) assumes all our obligations under the LYONs and the indenture;

     - after giving effect to the transaction no event of default, and no event that, after notice or become an event of default, has occurred and is continuing; and

     - other conditions described in the indenture are met.

     Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control in Shaw, permitting each holder to require us to purchase the LYONs of such holder as described above.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTES UPON TAX EVENT

     From and after the date of the occurrence of a Tax Event, we shall have the option to elect to have interest in lieu of future accrued original issue discount accrue at 2.25% per year on a principal amount per LYON equal to the sum of the issue price and accrued original issue discount on such LYON on the date of the Tax Event or the date on which we exercise such option, whichever is later.

     Such interest shall accrue from the date that we exercise our option to pay interest in lieu of accrued original issue discount, and shall be payable semiannually on the interest payment dates of May 1 and November 1 of each year to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date we exercise our option to pay interest. In the event that we exercise our option to pay interest in lieu of accrued original issue discount, the redemption price, purchase price, and change in control purchase price on the LYONs will be adjusted. However, there will be no change in the holder's conversion rights.

     A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this offering memorandum, as a result of:

     - any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

     - any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency, or regulatory authority, in each case which amendment or change is enacted, promulgated, issued, or announced or which interpretation is issued or announced or which action is taken, on or after the date of this offering memorandum there is more than an insubstantial risk that accrued original issue discount payable on the LYONs either:

     - would not be deductible on a current accrual basis; or

     - would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

     The Clinton administration previously proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the interest. Congress did not enact those proposed changes. It is not certain what the views of the Bush administration are on this issue and there can be no assurance that the same or a similar proposal will not be proposed and enacted.

     If a similar proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to either

     - deduct the interest, including the accrued original issue discount, payable on the LYONs on a current accrual basis; or

     - deduct the interest, including accrued original issue discount, payable on the LYONs under any other method for United States federal income tax purposes,

such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at our option as described above.

     The modification of the terms of LYONs by us upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the date on which we exercise our option to pay interest in lieu of accrued original issue discount on the LYONs.

MODIFICATION

     We and the trustee may modify or amend the indenture or the LYONs with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to:

     - alter the manner of calculation or rate of accrual of original issue discount or interest on any LYON or change the time of payment;

     - make any LYON payable in money or securities other than that stated in the LYON;

     - change the stated maturity of any LYON;

     - reduce the principal amount at maturity, accrued original issue discount, redemption price, purchase price, or change in control purchase price with respect to any LYON;

     - make any change that adversely affects the rights of a holder to convert any LYON;

     - make any change that adversely affects the right to require us to purchase a LYON;

     - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; and

     - change the provisions in the indenture that relate to modifying or amending the indenture.

     Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

     - to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

     - to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;

     - to secure our obligations in respect of the LYONs;

     - to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualifications of the LYONs under the Trust Indenture Act as contemplated by the indenture;

     - to cure any ambiguity or inconsistency in the indenture; or

     - to make any change that does not adversely affect the rights of any holder of the LYONs.

     The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of all the holders of all LYONs:

     - waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

     - waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price, or change in control purchase price or obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

     Pursuant to the registration rights agreement we entered into with Merrill Lynch, we have filed a shelf registration statement, of which this prospectus is a part, covering resale of the LYONs and the shares of our common stock issuable upon conversion of the LYONs.

     Subject to certain rights to suspend use of the shelf registration statement, we will use reasonable efforts to keep the shelf registration statement effective until the earliest of (1) the sale pursuant to the shelf registration statement of all the securities registered thereunder, (2) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions, and (3) the date upon which all LYONs and common stock issuable upon conversion of the LYONs cease to be outstanding. We will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and 90 days in any 12-month period. We will agree to pay predetermined liquidated damages to holders of LYONs and shares of common stock issuable upon conversion of LYONs if this prospectus is unavailable for the periods in excess of those permitted above. Such liquidated damages shall accrue until such failure to become effective or unavailability is cured, (1) in respect of any LYONs, at a rate per year equal to 0.25% for the first 90-day period after the occurrence of such event and 0.50% thereafter of the principal amount thereof and (2) in respect of any shares of common stock issued upon conversion of the LYONs at a rate per year equal to 0.25% for the first 90-day period and 0.50% thereafter of the then applicable conversion price. The term "applicable conversion price" means, as of any date of determination, the principal amount of LYONs divided by the conversion rate in effect as of such date of determination or, if no LYONs are then outstanding, the conversion rate that would be in effect were LYONs then outstanding. So long as the unavailability continues, we will pay liquidated damages in cash on May 1 and November 1 each year to the holder of record of the LYONs or common stock on the immediately preceding May 1 and November 1. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

     This summary of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the shelf registration statement of which this prospectus is a part.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF LYONS

     We will be responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, determination of the market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of Shaw, the claim of a holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the holders of LYONs will be effectively subordinated in right of payment to our secured indebtedness to the extent of the security and effectively subordinated to the indebtedness and other obligations of our subsidiaries.

GOVERNING LAW

     The indenture and the LYONs will be governed by, and construed in accordance with, the law of the State of New York.

BOOK-ENTRY SYSTEM

     The LYONs have been issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the LYONs represented by these global securities for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the LYONs, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. Shaw and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations, some of whom and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

EXCHANGE OF GLOBAL SECURITIES

     LYONs represented by a global security are exchangeable for certificated securities with the same terms only if:

     - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

     - a default under the indenture occurs and is continuing.

                          DESCRIPTION OF CAPITAL STOCK

     As of February 28, 2001, our authorized capital stock was 220,000,000 shares. Those shares consisted of: (a) 20,000,000 shares of preferred stock, no par value, none of which were outstanding and (b) 200,000,000 shares of common stock, no par value, of which 40,787,859 shares were outstanding. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation and by-laws and by the provisions of applicable law.

COMMON STOCK

     Cumulative voting is prohibited in the election of directors. Our common stock is not redeemable, does not have any conversion rights and is not subject to call by us. Holders of our common stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by us. In addition to the voting rights described below, ownership of our common stock entitles holders to the right:

     - to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends; and

     - In the event of our liquidation, dissolution or winding up, to share equally and ratably in the assets available for distribution after payment of all liabilities and subject to any prior rights of any holders of preferred stock then outstanding.

     The shares of our common stock presently outstanding are fully paid and non-assessable. Our common stock trades on the New York Stock Exchange under the symbol "SGR."

     Each outstanding share of common stock for which there has been no change in beneficial ownership during the four years preceding the record date will entitle its holder to five votes on each matter properly submitted to our shareholders for their vote, waiver, release or other action. Holders of shares that have changed beneficial ownership within the four-year period will be entitled to only one vote per share. A change in beneficial ownership of an outstanding share of common stock is deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares any of the following:

     - voting power, which includes, without limitation, the right to vote or the power to direct the voting power of the share of common stock;

     - investment power, which includes, without limitation, the power to direct the sale or other disposition of the share of common stock;

     - the right to receive or to retain the proceeds of any sale or other disposition of the share of common stock; or

     - the right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of the share of common stock.

     Applying the general rules set forth above, the following events or conditions are specifically deemed to involve a change in beneficial ownership of a share of common stock:

     - in the absence of proof to the contrary provided in accordance with procedures set forth below, an outstanding share of common stock is transferred of record into the name of any other person, or upon the issuance of shares in a public offering;

     - in the case of an outstanding share of common stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established according to the procedures set forth below that there has been no change in the person or persons who direct the exercise of the rights referred to in the preceding set of bullet points with respect to the outstanding share of common stock during the four years immediately preceding the record date;

     - in the case of an outstanding share of common stock held of record in the name of any person as a trustee, agent, guardian, or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, there is a change in the beneficiary of the trust, the principal of the agent, the ward of the guardian, the minor for whom the custodian is acting, or a change in the trustee, agent, guardian, or custodian; or

     - in the case of outstanding shares of common stock beneficially owned by a person or group of persons, who, after acquiring, directly or indirectly, the beneficial ownership of five percent of the outstanding shares of common stock, fails to notify us of the person's or group's ownership within ten days after the acquisition.

     Contrary provisions in our articles of incorporation aside, no change in beneficial ownership of an outstanding share of common stock will be deemed to have occurred solely as a result of:

     - any transfer without valuable consideration, including, without limitation, transfers effected by:

     - bequest or inheritance;

     - operation of law upon the death of an individual; or

     - other transfers without valuable consideration, such as gifts made in good faith and not for the purpose of circumventing provisions of our articles of incorporation;

     - any changes in the beneficiary of a trust, or any distribution of an outstanding share of common stock from the trust, by reason of the birth, death, marriage, or divorce of any natural person;

     - the adoption of any natural person prior to the age of 18;

     - the passage of a given period of time;

     - the attainment by any natural person of a specific age;

     - the creation or termination of any guardianship or custodial arrangement;

     - any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of common stock if neither the successor has nor its predecessor had the power to vote or to dispose of the share of common stock without further instructions from others;

     - any change in the person to whom dividends or other distributions in respect of an outstanding share of common stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

     - any issuance of a share of common stock by us or any transfer by us of a share of common stock held in treasury other than in a public offering of the share, unless otherwise determined by the board of directors at the time of authorizing the issuance or transfer;

     - any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

     - any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage, or adoption, defined as relatives, or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

     - any appointment of a successor trustee as a result of the death of the predecessor trustee who was a natural person;

     - any appointment of a successor trustee who was specifically named in a trust instrument prior to the effective date of this offering; or

     - any appointment of a successor trustee as a result of the resignation, removal, or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed, including in the percentage the appointment of the successor trustee, during the four-year period preceding the appointment of the successor trustee.

     All determinations concerning changes in beneficial ownership, or the absence of any change, are made by our board of directors or by a transfer agent for our common stock at our request. Written procedures designated to facilitate the determinations have been established and may be amended by our board of directors. These procedures should provide the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. We and any transfer agent will be entitled to rely on any information concerning beneficial ownership of the outstanding shares of our common stock coming to our attention from any source and in any manner reasonably deemed by us to be reliable. However, neither we nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of outstanding shares of our common stock.

     In the event of any stock split or stock dividend of our common stock, each share acquired by reason of the split or dividend will be deemed to have been beneficially owned by the same person from the acquisition date of the share from which it originated.

     Each outstanding share of our common stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of our common stock in all respects, and together the outstanding shares of common stock will constitute a single class of our shares.

PREFERRED STOCK

     Pursuant to our articles of incorporation, our board of directors may, by resolution and without further action or vote by our shareholders, provide for the issuance of up to 20,000,000 shares of preferred stock in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.

     Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise, and to thereby protect the continuity of our management. The issuance of shares of a new series of preferred stock may adversely affect the rights of the holders of our common stock. For example, unless otherwise provided in a prospectus supplement, any new series of preferred stock issued will rank prior to our common stock as to dividend rights, liquidation preference or both and may be convertible into shares of common stock. As a result, the issuance of shares of a new series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. Our board may issue preferred stock without shareholder approval and with voting or conversion rights that could adversely affect the voting power of holders of our common stock.

LOUISIANA FAIR PRICE AND CONTROL ACQUISITIONS STATUTE

     Under Louisiana law, the acquisition of voting power, which is called a "control share acquisition," of an "issuing public corporation" that results in the purchaser acquiring voting power in excess of 20%, 33%, or 51% of the total voting power of the issuing public corporation requires approval of a majority of the voting power of the issuing public corporation and each class entitled to vote separately on the proposal, excluding the shares of the acquiring person, any officer of the issuing public corporation and any employee of the issuing public corporation who is also a director of the corporation. Shares acquired in a control share acquisition without such approval will have no voting rights and under certain circumstances may be subject to redemption by the corporation. The restrictions imposed under the law are applicable to all Louisiana corporations that fall within the definition of an "issuing public corporation," as we do, unless the issuing public corporation's articles of incorporation or by-laws contain a provision expressly disclaiming them, which ours do not. Therefore, these restrictions contained in Louisiana law apply to us.

     In addition, if particular elections were to be made by our board of directors under the Louisiana Business Corporation Law, unless specified price and procedural requirements were met, business combinations involving us and any holder of 10% or more of our outstanding voting stock could be required to be approved by at least:

     - 80% of the votes entitled to be cast by holders of the outstanding voting stock; and

     - two-thirds of the votes entitled to be cast by holders of our voting stock other than the voting stock of the 10% holder.

     This provision could be regarded as a deterrent to a takeover of us and could be applied selectively by our board of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation contain provisions requiring the indemnification of our directors and officers to the fullest extent permitted by
Section 83 of the Louisiana Business Corporation Law, including circumstances in which indemnification is otherwise discretionary. In addition, we have entered into indemnification agreements with our directors and certain of our officers providing for indemnification of such officers and directors. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

CLASSIFIED BOARD OF DIRECTORS

     Our articles of incorporation provide that if the number of directors constituting our entire board of directors is increased to twelve or more members, then at the next meeting of our shareholders at which directors are to be elected, the board of directors will be divided into three classes, the members of which will serve staggered three-year terms. We believe that a classified board of directors could help to ensure the continuity and stability of our board and the business strategies and policies determined by them. The classified board provision, if implemented, could have the effect of making the removal of incumbent directors more time-consuming and could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though an attempt might be beneficial to us and our shareholders.

ADVANCE NOTICE PROVISIONS FOR PARTICULAR SHAREHOLDER ACTIONS

     Our by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board or a committee hereof, of candidates for election as directors. This is called the "nomination procedure" with respect to the election of directors, or with respect to other matters to be brought before an annual meeting of our shareholders, the "business procedure."

     The nomination procedure requires that a shareholder give prior written notice, in proper form, of a planned nomination for our board of directors to our secretary. The requirements as to the form and timing of that notice are specified in our by-laws. If the election inspectors determine that a person was not nominated in accordance with the nomination procedure, the person will not be eligible for election as a director.

     Although our by-laws do not give our board any power to approve or disapprove shareholder nominations for the election of directors or of any other business desired by shareholders to be conducted at an annual or any other meeting, our by-laws may:

     - have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; and

     - may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of the solicitation or the attempt might be beneficial to us and our shareholders.

     Under the business procedure, a shareholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to our secretary. The requirements as to the form and timing of that notice are specified in our by-laws. If the chairman or other officer presiding at a meeting determines that an item of business was not properly brought before the meeting in accordance with the business procedure, then that item of business will not be conducted at the meeting.

SUPER MAJORITY PROVISIONS

     Our articles of incorporation contain provisions requiring the affirmative vote of the holders of at least 75% of the voting power of our capital stock to amend specific provisions of the articles, including provisions relating to the removal of directors.

     Our articles of incorporation require the approval of the holders of at least 75% of our outstanding shares of our common stock, not including shares held by a related person, to approve some business combinations and related transactions. The term "related person" includes any individual, corporation, partnership, or other entity which owns beneficially, directly or indirectly, more than five percent of the outstanding shares of our common stock. The term "business combination" includes, among other things:

     - any merger or consolidation of us or a subsidiary of ours which constitutes more than 50% of our assets, other than a merger or consolidation which results in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity;

     - any sale, lease, exchange, transfer, or other disposition of more than 50% of our assets;

     - any reclassification of our common stock; and

     - our liquidation or dissolution.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Union National Bank, Charlotte, North Carolina.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This is a summary of certain United States federal income tax consequences relevant to holders of LYONs and our common stock issuable upon conversion or repurchase by us of the LYONs. This summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The discussion below deals only with LYONs and common stock held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, dealers in securities or currencies, tax-exempt entities, persons holding LYONs or common stock in a tax deferred or tax-advantaged account, persons who are former citizens or long-term residents of the United States subject to taxation as expatriates, or persons holding LYONs or common stock as a hedge against currency risks, as a position in a "straddle," or as part of a "hedging," "constructive sale," or "conversion" transaction for tax purposes. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are taxed as partnerships or other pass-through entities for United States federal income tax purposes. We do not address all of the tax consequences that may be relevant to a U.S. Holder (as defined below). In particular, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of LYONs or common stock;

     - the United States federal estate (except as described below), gift or alternative minimum tax consequences of the purchase, ownership, or disposition of LYONs or common stock;

     - the consequences to persons who hold the LYONs or common stock whose functional currency is not the United States dollar;

     - any state, local, or foreign tax consequences of the purchase, ownership, or disposition of LYONs or ownership or disposition of the common stock issuable upon conversion or repurchase of the LYONs.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning, and disposing of the LYONs and the common stock in light of your own tax circumstances.

     A U.S. Holder is a beneficial owner of the LYONs who or which is:

     - a citizen or individual resident of the United States, as defined in
       Section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

     - a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

     If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of LYONs or common stock into which LYONs have been converted or with which LYONs were repurchased, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership that holds LYONs or common stock or a partner in such a partnership, we urge you to consult your own tax advisors about the United States federal and other tax consequences to you of the purchase, ownership, and disposition of the LYONs and the common stock.

     No statutory or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE LYONS AND THE COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE LYONS

     It is the opinion of counsel to Shaw, Vinson & Elkins L.L.P., that the LYONs will be treated as indebtedness for United States federal income tax purposes.

TAX EVENT

     The modification of the terms of the LYONs by us upon a Tax Event as described in "Description of the LYONs -- Optional Conversion to Semiannual Coupon Notes upon Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semiannual payments of interest due after the option exercise date. In particular, under applicable Treasury regulations, following such a modification you may be permitted to report such payments as interest income as they are paid or accrue in accordance with your regular method of tax accounting.

U.S. HOLDERS

     The following discussion applies to you if you are a U.S. Holder of LYONs for U.S. federal income tax purposes.

     Original Issue Discount. We are issuing the LYONs at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price and the stated principal amount at maturity of each LYON constitutes original issue discount ("OID"). You will be required to include OID in income as it accrues in accordance with a constant yield method, before receipt of the cash or other payment attributable to such income regardless of your regular method of accounting for United States federal income tax purposes. Under these rules, you will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase your basis in the LYON. We will be required to furnish annually to the IRS and to certain noncorporate holders information regarding the amount of the OID attributable to the year. For this purpose, we will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity date of the LYONs or the date six months before such maturity date.

     Sale, Exchange, Conversion, or Redemption. A conversion of a LYON into common stock and the use by us of common stock on a purchase date to repurchase a LYON (in case you require us to repurchase) will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. Your basis in the common stock received will be the same as your basis in the LYON at the time of conversion less any basis allocable to a fractional share. The holding period for the common stock received on conversion or repurchase will include the holding period of the converted or repurchased LYON, assuming each is held as a capital asset, except that the holding period for common stock attributable to accrued OID may begin as late as on the day following the date of conversion or repurchase.

     If you elect to exercise your option to tender a LYON to us on a purchase date and we satisfy the purchase price in a combination of common stock and cash (other than cash received in lieu of a fractional share) you will recognize gain (but not loss) to the extent the gain does not exceed the cash received. This gain will generally be a capital gain, and will be a long-term capital gain if the tendered LYON is held for more than one year. Your basis in the common stock received from us in exchange for the LYON will be the same as your basis in the LYON less any basis allocable to a fractional share. However, this basis will be decreased by the amount of cash, other than cash received in lieu of a fractional share, if any, received in exchange and increased by the amount of any gain recognized by you on the exchange, other than gain with respect to a fractional share. The holding period for common stock received in the exchange will include the holding period for the LYON tendered to us in exchange assuming each is held as a capital asset. However, the holding period for common stock attributable to accrued OID may begin as late as on the day following the exchange date.

     If you elect to exercise your option to tender a LYON to us on a purchase date or a change in control purchase date and we deliver solely cash in satisfaction of the purchase price or change in control purchase price, you will recognize gain or loss, measured by the difference between the amount of cash transferred by us to you and your basis in the tendered LYON.

     Cash received in lieu of a fractional share upon a tender of a LYON to us on a purchase date or on conversion should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and your basis in the fractional share.

     On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount. Delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment of such holder's fractional shares, will be deemed:

     - to satisfy our obligation to pay the principal amount at maturity of the LYON; and

     - to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date.

     Except as described above with respect to LYONs, gain or loss upon a sale or exchange of a LYON or of common stock received upon a conversion or a repurchase of a LYON will generally be capital gain or loss and will be long-term capital gain or loss if the LYON or common stock is held for more than one year.

     In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitation.

     Your obligation to include in gross income the daily portions of OID with respect to a LYON will terminate prospectively on the date of conversion or repurchase of the LYON for common stock or cash or any combination thereof.

     Market Discount. If you purchase a LYON for an amount that is less than its issue price plus accrued OID as of your purchase date, subject to a de minimis exception you will be treated as having purchased the LYON at a "market discount." In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange, or other disposition of, the LYON as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the LYON while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the LYON. Alternatively, you may elect (with respect to the LYON and all your other market discount obligations) to include market discount in income currently as it accrues.

Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the LYON, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

     Premium. If you purchase a LYON for an amount that is greater than the sum of all amounts payable on the LYON after your purchase date, you will be treated as having purchased the LYON with "amortizable bond premium" equal in amount to such excess. You may elect (with respect to the note and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the LYON and may offset interest income otherwise required to be included in respect of the LYON during any taxable year by the amortized amount of such excess for the taxable year.

     Constant Yield Method. In lieu of accounting for OID and any market discount and amortizable bond premium separately, you may elect to include in income all interest that accrues on the LYON (including OID and market discount and adjusted for amortizable bond premium) using a constant yield method under which the LYON would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the note immediately after your purchase of the LYON. Such an election will simplify the computation and reporting of income from a LYON and will effectively permit you to report income using the accrual method and a constant yield.

     Dividends. If you receive common stock, distributions on the common stock that are paid out of our current or accumulated earnings and profits generally will constitute dividends taxable as ordinary income. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

     Constructive Dividend. If at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs although they would not actually receive any cash or other property.


     For example, an increase in the conversion rate in the event of a distribution of our debt obligations or a portion of our assets or an increase in the conversion rate at our discretion will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common shares will not. See "Description of the LYONs -- Conversion Rights."


     Backup Withholding and Information Reporting. Information reporting will apply to payments of interest (including accruals of OID) or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the LYONs or shares of common stock with respect to certain non-corporate U.S. Holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a correct taxpayer identification number and other required information or otherwise establishes an exemption from backup withholding. Backup withholding will also apply if we are notified by the IRS or a broker that it is required. Any amount withheld under the backup withholding rules will be allowable as a credit against your United States federal income tax, provided that the required information is provided to the IRS.

     The following discussion applies to you if you are a Non-U.S. Holder of LYONs.

     Original Issue Discount and Disposition. In general and subject to the discussion below under "Backup Withholding and Information Reporting," you will not be subject to United States federal income or withholding tax with respect to interest or OID accrued on LYONs if:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares;

     - you are not a controlled foreign corporation that is related to us;

     - you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

     - you certify your nonresident status by providing a Form W-8BEN or appropriate substitute form to us or our agent (provided that if you hold the LYONs through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries).

     In addition, in general, and subject to the discussion below under "-- Backup Withholding and Information Reporting," you will not be subject to United States federal income or withholding tax on gain realized upon your disposition of LYONs or shares of common stock if:

     - you are not an individual who is present in the United States for 183 days or more in the year of the sale, exchange or disposition of the LYONs or common stock; and

     - gain, if any, from a sale, exchange or disposition of the LYONs or common stock is not effectively connected (or deemed effectively connected by virtue of Section 897 of the Code, in the unlikely event we became a United States real property holding corporation, or USRPHC, as described below) with the conduct by you of a U.S. trade or business. A corporation is generally a USRPHC if more than 50% of its fair market value consists of U.S. real property interests. We believe that we are not a USRPHC for United States federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future.

     Dividends paid to you on common stock received in exchange for the LYONs will generally be subject to a withholding tax at a 30% rate (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) unless they are effectively connected with the conduct by you of a U.S. trade or business and you provide us with a Form W-8ECI.

     U.S. trade or business income will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. Moreover, if you are a non-U.S. corporation your U.S. trade or business income may be subject to an additional branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty).

     United States Federal Estate Tax. A LYON held by an individual who at the time of death is not a citizen or resident of the United States as defined for U.S. estate tax purposes will not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such LYON (including OID) would not have been effectively connected with the conduct by such holder of a trade or business within the United States. Our common stock generally will be included in the taxable estate of an individual who at the time of death is not a citizen or resident of the United States as defined for U.S. estate tax purposes. The United States federal estate tax liability of the estate of such an individual with respect to our common stock may be affected by a tax treaty between the United States and his or her country of residence.

     Backup Withholding and Information Reporting. Backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of OID, on the LYONs by Shaw or any agent thereof to a Non-U.S. holder if the Non-U.S. holder certifies as to its Non-U.S. holder status under penalties of perjury or otherwise establishes an exemption (provided that neither Shaw nor its agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

     Shaw must report annually to the IRS and to each Non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.

     The payment of the proceeds of the disposition of LYONs or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. holder of LYONs or shares of common stock to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's Non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the Non-U.S. holder's federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

                            SELLING SECURITYHOLDERS

     The LYONs, and any shares of our common stock issued upon conversion of the LYONs, are being offered by the selling securityholders listed in the table below or referred to in a prospectus supplement. The common stock which may be issued directly by us upon conversion of LYONs which are purchased in a sale contemplated by this prospectus is not being offered by the selling securityholders. Only those shares of common stock issued upon conversion of the LYONs may be offered by the selling securityholders. We issued and sold the LYONs in a private placement to Merrill Lynch, and the LYONs were simultaneously sold by Merrill Lynch to the selling securityholders in transactions exempt from registration under the Securities Act.

     No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us.

     The selling securityholders may offer and sell, from time to time, any or all of their LYONs or common stock issued upon conversion of those LYONs.

     The following table sets forth the name, principal amount at maturity of LYONs, and number of shares beneficially owned by the selling securityholders intending to sell the LYONs or common stock and the principal amount at maturity of LYONs or shares of common stock to be offered. Based on information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

                                  PRINCIPAL AMOUNT
                                   AT MATURITY OF                    COMMON
                                       LYONS                         STOCK
                                    BENEFICIALLY     PERCENTAGE      OWNED       COMMON STOCK
                                       OWNED          OF LYONS      PRIOR TO     THAT MAY BE       MATERIAL
NAME                              THAT MAY BE SOLD   OUTSTANDING   CONVERSION   SOLD HEREBY(1)   RELATIONSHIP
----                              ----------------   -----------   ----------   --------------   ------------
Amaranth Securities L.L.C. .....    $ 15,000,000        1.90%            0           124,482         None
Argent Classic Convertible
  Arbitrage (Bermuda) Ltd. .....    $  5,000,000        0.63%            0            41,494         None
Bank Austria Cayman Island
  Ltd...........................    $  3,500,000        0.44%            0            29,046         None
Bear, Stearns & Co. Inc. .......    $  5,000,000        0.63%            0            41,494         None
Black Diamond Offshore LTD .....    $  1,019,000        0.13%            0             8,456         None
Canyon Capital Arbitrage Master
  Fund Ltd. ....................    $  5,000,000        0.63%            0            41,494         None
Canyon Value Realization
  (Cayman) Ltd. ................    $ 15,000,000        1.90%            0           124,482         None
CIBC Word Markets Corp..........    $ 11,000,000        1.39%            0            91,287
Deutsche Banc Alex Brown,
  Inc...........................    $ 76,680,000        9.71%            0           636,352         None
Double Black Diamond Offshore
  LDC...........................    $  4,722,000        0.60%            0            39,187         None
First Union Securities,
  Inc./Bank Trading.............    $ 41,185,000        5.21%            0           341,786         None
Goldman Sachs and Company.......    $    100,000        0.01%            0               830         None
Gulf Investment Corporation.....    $    550,000        0.07%            0             4,564         None
HBK Master Fund, L.P. ..........    $ 24,500,000        3.10%            0           203,321         None
JMG Capital Partners L.P. ......    $  8,750,000        1.11%            0            72,615         None
JMG Triton Offshore Fund
  Ltd. .........................    $ 12,750,000        1.61%            0           105,810         None
KBC Financial Products USA......    $  4,000,000        0.51%            0            33,195         None
LDG Ltd. .......................    $    500,000        0.06%            0             4,149         None
McMahan Securities Co. L.P. ....    $  2,550,000        0.32%            0            21,162         None
Nomura Securities ..............    $ 10,250,000        1.30%        4,468            85,063         None
Paloma Securities L.L.C. .......    $ 15,000,000        1.90%            0           124,482         None

                                  PRINCIPAL AMOUNT
                                   AT MATURITY OF                    COMMON
                                       LYONS                         STOCK
                                    BENEFICIALLY     PERCENTAGE      OWNED       COMMON STOCK
                                       OWNED          OF LYONS      PRIOR TO     THAT MAY BE       MATERIAL
NAME                              THAT MAY BE SOLD   OUTSTANDING   CONVERSION   SOLD HEREBY(1)   RELATIONSHIP
----                              ----------------   -----------   ----------   --------------   ------------
R2 Investments LDC..............    $ 31,500,000        3.99%            0           261,412         None
RCG Latitude Master Fund........    $  1,000,000        0.13%            0             8,299         None
SG Cowen Securities, Inc. ......    $ 23,750,000        3.01%            0           197,097         None
SG Gowen Securities.............    $ 26,000,000        3.29%            0           215,769         None
TD Securities (USA) Inc.........    $ 44,500,000        5.63%            0           369,297         None
TQA Master Fund, LTD............    $  8,000,000        1.01%            0            66,390         None
TQA Master Plus Fund, LTD.......    $  7,500,000        0.95%            0            62,241         None
UBK AM Arbitrage Fund...........    $    500,000        0.06%            0             4,149         None
UBK AM Global High Yield Fund,
  Ltd. .........................    $    500,000        0.06%            0             4,149         None
UBS O'Connor UC LLC.............    $ 35,000,000        4.43%            0           290,458         None
UBS Warburg LLC.................    $  8,600,000        1.09%            0            71,370         None
Value Realization Fund, LP......    $ 10,000,000        1.27%            0            82,988         None
White River Securities,
  L.L.C. .......................    $  5,000,000        0.63%            0            41,494         None
Worldwide Transactions Ltd......    $    259,000        0.03%            0             2,149         None
Zola Partners L.P...............    $    900,000        0.11%            0             7,469         None
Any other holder of LYONs or
  future transferee, pledgee,
  donee, or successor of any
  such holder(2)................    $339,935,000       43.03%           --         2,821,053(2)      None

---------------

(1) Assumes conversion of all of the holder's LYONs at a conversion price of
    8.2988 shares of our common stock per $1,000 principal amount at maturity of the LYONs. This conversion price, however, will be subject to adjustment as described under "Description of the LYONs -- Conversion Rights." As a result, the number of shares of our common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Information about other selling securityholders will be set forth in one or more prospectus supplements, if required. Assumes that any other holders of LYONs, or any future transferees, pledgees, donees, or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs or shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time.

     Because the selling securityholders may offer all or some of their LYONs or the shares of our common stock issuable upon conversion of the LYONs from time to time, we cannot estimate the amount of the LYONs or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. Please refer to "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The LYONs and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the LYONs and the common stock covered by this prospectus.

     We will not receive any of the proceeds from the offering of LYONs or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the LYONS and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the LYONs or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the LYONs and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the LYONs or common stock offering by them hereby will be the purchase price of such LYONs or common stock less discounts and commissions, if any.

     The LYONs and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the LYONs or our common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the LYONs or our common stock in the course of hedging the positions they assume. The selling securityholder may also sell LYONs or our common stock short and deliver LYONs or our common stock to close out short positions, or loan or pledge LYONs or our common stock to broker-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the LYONs or our common stock issued upon conversion of the LYONs owned by it and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the LYONs or our common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate LYONs or shares of our common stock issuable upon conversion of the LYONs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. The selling securityholder may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such short sales. In addition, any LYONs or shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.

     At the time a particular offering of LYONs or shares of our common stock issuable upon conversion of the LYONs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of LYONs or number of shares of our common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

     Our outstanding common stock is listed for trading on the New York Stock Exchange.

     The LYONs were issued and sold on May 1, 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). We have agreed to indemnify

Merrill Lynch and each selling securityholder, and each selling securityholder had agreed to indemnify us, Merrill Lynch and each other selling shareholder against certain liabilities arising under the Securities Act.

     Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the LYONs or our common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the LYONs and our common stock by them and any discounts, commissioners or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the LYONs and our common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the LYONs and our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the LYONs and our common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and our common stock.

     We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (a) the sale pursuant to the shelf registration statement of all the LYONs and the shares of common stock issuable upon conversion of the LYONs thereunder, (b) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions, and (c) the date all LYONs and common stock issuable upon conversion of the LYONs cease to be outstanding.

                                 LEGAL MATTERS

     The validity of the issuance of the LYONs and the validity of the common stock issuable upon conversion of the LYONs have been passed upon for us by Vinson & Elkins L.L.P. In giving such opinion, Vinson & Elkins L.L.P. has relied upon Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) as to all matters of Louisiana law.

                                    EXPERTS

     The financial statements of The Shaw Group Inc. as of and for the years ended August 31, 2000, and 1999 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements included in and incorporated by reference in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP and Hannis T. Bourgeois, LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports. The single jointly signed auditors' report is considered to be the equivalent of two separately signed auditors' reports. Thus, each firm represents that it has complied with generally accepted auditing standards and is in a position that would justify it being the only signatory of the report.

     The financial statements of Stone & Webster, Incorporated, incorporated in this prospectus by reference to the Form 8-K/A of The Shaw Group Inc. filed on September 13, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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